Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Regulation A Offering Circular on Form 1-A of Jamestown Invest 1, LLC of our report dated October 23, 2019 relating to the financial statements of Jamestown Invest 1, LLC as of October 23, 2019.

We also consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia November 25, 2019